                                                                    Exhibit 4.13


                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA Tbk.

                                       AND

                               SAMSUNG CONSORTIUM
                          SAMSUNG ELECTRONICS CO. LTD.
                              PT MTTRAGUNA INTIKOM

                             SERVICE LEVEL AGREEMENT

                                TABLE OF CONTENTS

No.                                                                           Page
---                                                                           ----
1.       Definitions......................................................      1

2.       Force Majeure....................................................      3

3.       Assignment and Subcontracting....................................      3

4.       Governing Law and Language.......................................      4

5.       Settlement of Disputes...........................................      4

6.       Notices and Authorized Representatives...........................      5

7.       Termination......................................................      6

8.       General provisions...............................................      8

9.       General Principles...............................................      9

10.      Fault Management.................................................     10

11.      On-line Information/Reporting....................................     12

12.      Hardware Change Management.......................................     12

13.      Software Update..................................................     13

14.      Operation and Maintenance Assistance.............................     16

15.      Escalation procedure for Service Level Failures..................     17

16.      Payment Amount...................................................     18

17.      Evaluation of Key Performance Indicators ("KPIs") Compliance.....     19

Appendix A - Help Desk Contact Information
Appendix B - Fault Management Service
Appendix C - Compensation for Revenue Loss
Appendix D - On-Line Information Service Requirements
Appendix E - Spare Part Turn Around Time
Appendix F - Operation and Maintenance Assistance Service-Tasks
Appendix G - Operation and Maintenance Assistance Service-Composition
Appendix H - KPI Compliance and Payment
Appendix I - KPI Measurement Mechanism
Appendix J - SLA Fee Components
Appendix K - SAMSUNG Service Proposal
Appendix L - Scope and Responsibilities of TELKOM's Operations and Maintenance
             Services
Appendix M - Schedule of Proposed Sub-Contractors

                             SERVICE LEVEL AGREEMENT

THIS SERVICE LEVEL AGREEMENT is made the 23rd day of December 2002.

BETWEEN:

(1) PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA, Tbk., a limited liability public State-owned company established under the laws of the Republic of Indonesia, having its head office at Jalan Japati No. 1, Bandung, Indonesia, in this legal action duly represented by Kristiono in his capacity as President Director, and having its office at Jl. Japati No. 1, Bandung, hereinafter referred to as "TELKOM".

and

(2) SAMSUNG CONSORTIUM, established based on Consortium Agreement dated 11 December 2002, comprised of SAMSUNG ELECTRONICS CO., LTD, as leader of the consortium having its legal domicile in Seoul, Korea, for the purpose of signing of this Agreement being duly represented by Soon Ho Hong, in his capacity as Senior Vice President and General Manager, Telecommunication Systems Division, and PT MITRAGUNA INTIKOM, as a member of the Consortium, having its legal domicile in Jakarta, Indonesia, for the purpose of signing of this Agreement being duly represented by Budi F. Japadermawan, in his capacity as Director, hereinafter jointly referred to as "PARTNER".

(TELKOM and PARTNER are individually hereinafter referred to as a "Party" and collectively as the "Parties").

WHEREAS

A. TELKOM and PARTNER have entered into a Master Partnership Procurement Agreement dated [date] for the procurement of core network assets contemplated in the T-21 Program and for implementing the T-21 Program (the "Master Partnership Procurement Agreement").

B. TELKOM has requested PARTNER to render operating and maintenance support services, and PARTNER has agreed to provide these services in accordance with this Service Level Agreement.

C. Accordingly, pursuant to the Master Partnership Procurement Agreement, the Parties agreed to enter into this Service Level Agreement to support the maintenance of the Network for at least three (3) years from the Commencement Date, unless earlier terminated.

CHAPTER 1 - GENERAL TERMS AND CONDITIONS

1.       DEFINITIONS

1.1 All terms and definitions used in the Master Partnership Procurement Agreement (including the technical terms defined in Appendix 23 - (Technical Terms) of the Master Partnership Procurement Agreement) shall have the same meaning in this Service Level Agreement unless otherwise stated.

1.2 In addition, where the context permits, the following expressions shall have the following meanings:

          (a)  "CALL BACK TIME"           means the time taken by TSC2 personnel
                                          to call back TELKOM after the trouble
                                          ticket has been created.

         (b)      "COMMENCEMENT DATE"     means January 1, 2003 or earlier as
                                          requested by TELKOM.

         (c)      "HELP DESK"             means the help-desk support service to
                                          be provided by PARTNER as set out in
                                          Article 10.1.

         (d)      "KPI"                   means the terms and conditions as well
                                          as service levels to be met in
                                          providing the Services as set out in
                                          Articles 9 to 13 as well as the
                                          Appendices referred to in these
                                          Articles.

         (e)      "PERMANENT FIX"         means a complete solution restoring
                                          entire functionality as provided in
                                          Appendix B.

         (f)      "SERVICES"              means the services for the Network to
                                          be provided by PARTNER to TELKOM as
                                          set out in Articles 9 to 14 starting
                                          from the Commencement Date.

         (g)      "TEMPORARY FIX"         means a temporary work around solution
                                          as provided in Appendix B.

         (h)      "TROUBLE TICKET"        means the ticket issued by PARTNER's
                                          support desk identifying the problem
                                          alerted.

         (i)      "TSC1"                  means TELKOM's support personnel
                                          dealing with operation and maintenance
                                          activities located at each Location.

         (j)      "TSC2"                  means PARTNER's support personnel
                                          located within each DIVRE (Field
                                          Support Office) and at the main help
                                          desk in Bandung or Jakarta.

         (k)      "TSC3"                  means PARTNER's specialised technical
                                          support staff and designers who have
                                          the capability of evaluating complex
                                          Network problems, and who are located
                                          in Korea.

         (l)      "QUARTER"               means a calendar three month period,
                                          ending on March 31, June 30, September
                                          30, and December 31 of each calendar
                                          year.

1.3 Writings. References in this Service Level Agreement to writing shall include typewriting, printing, lithography, photography, telefax, facsimile, e-mail and telex messages and any mode of reproducing words in a legible and non-transitory form.

1.4 Plural; Gender; Persons. Words importing the singular include the plural and vice versa; words importing a gender include every gender; and references to persons include bodies corporate or unincorporated.

1.5 Agreement. Any document expressed to be "in the agreed form" or "agreed" means a document approved by TELKOM and PARTNER and (for the purpose of identification) initialed on behalf of each Party.

1.6 Headings. Headings in this Service Level Agreement are used for convenience only and shall not affect the construction of this Service Level Agreement.

1.7 Days. In this Service Level Agreement, unless the context otherwise requires, references to a "day" shall mean a period of twenty-four (24) hours ending at 12 midnight. Whenever in this Service Level Agreement a period of time is referred to, the day upon which that period commences shall be the day after the day from which the period is expressed to run, or the day after the day upon which the event occurs which causes the period to start running.

1.8 References. References to Articles and Appendices are references to the Articles of, and the Appendices to this Service Level Agreement References to any laws or regulations shall be construed as references to those laws or regulations as from time to time amended or re-enacted.

1.9 Priority of Documents. In the event of any inconsistency between this Service Level Agreement and the Appendices of this Service Level Agreement, the terms and conditions in this Service Level Agreement shall prevail.

1.10 General and Specific Provisions. In the event of ambiguity over the application of any provision of the Service Level Agreement, this Service Level Agreement shall be interpreted to favor the specific meaning and/or application over the general meaning and/or application.

2.       FORCE MAJEURE

2.1 Neither Party shall be liable for delays in delivery or performance, or for failure to manufacturer, deliver or perform when caused by any of the following which are beyond the reasonable control of the delayed Party, including but not limited to as acts of God, acts of the public enemies, acts of civil or military authority, acts of war, acts of terrorism, riots, strikes, lockouts, other labor disturbances, hurricanes, earthquakes, fires, floods or other natural disasters, epidemics and embargoes or a change to any government of Indonesia law, regulation, decree or government department policy having the force of law which has a material adverse impact on the ability of a Party to perform this Agreement.

2.2 Any occurrence belonging to Force Majeure category shall be notified immediately to the other party not later than fourteen (14) days after such occurrence.

2.3 In the event that due to Force Majeure the implementation of this Service Level Agreement or relevant agreement, acceptance test, integration, other system tests or other matters provided herein are suspended, the implementation period shall be extended by the numbers of days equal to the duration of suspended implementation.

2.4 Neither party shall be liable for any losses suffered by the other party arising as a result of Force Majeure.

3.       ASSIGNMENT AND SUBCONTRACTING

3.1 PARTNER shall not, without the prior written consent of TELKOM, assign this Service Level Agreement, or assign or encumber any of the moneys due or becoming due under it.

3.2 TELKOM reserves the right to assign this Service Level Agreement, with prior approval of PARTNER, such approval not to be unreasonably withheld, to any of TELKOM's subsidiaries or related companies.

3.3 A schedule of each proposed sub-contractor and the part of the Services proposed to be performed by such sub-contractor is attached in Appendix
         M. In case of any plan to change and/or to add a sub-contractor, PARTNER shall notify TELKOM in writing immediately before the proposed sub-contractor is appointed. TELKOM shall advise within ten (10) Business Days if it has substantive objections to the appointment of any of such proposed sub-contractors and/or the work they were intended to do, and PARTNER shall take such objections into account so as to meet with TELKOM's approval.

3.4 The use of sub-contractors shall in no way relieve PARTNER from its responsibility to deliver the Services to TELKOM (in particular to ensure that any Services comply with all requirements of this Service Level Agreement) or to perform necessary tasks such as project management related to this responsibility in accordance with this Service Level Agreement.

3.5 PARTNER shall ensure that the addition or removal of any sub-contractors shall not impact the agreed price for the Services or the implementation plan and/or the service levels in this Service Level Agreement.

4.       GOVERNING LAW AND LANGUAGE

4.1 This Service Level Agreement shall be interpreted and governed in accordance with the laws of the Republic of Indonesia.

4.2 All data, documents, descriptions, diagram, books, catalogues, instructions, marking for easy identification of major items of the material and correspondence shall be in the English language and in the metric system of weights and measures.

4.3 PARTNER's personnel shall be proficient in English both written and spoken, for the purpose of providing instruction, offering advisory services, training and any other submission as required.

5.       SETTLEMENT OF DISPUTES

5.1 If any disputes arising between TELKOM and PARTNER in connection with or arising out of this Agreement or the breach, termination of validity thereof (a "Dispute"), the Parties shall attempt for a period of thirty
         (30) days after receipt by one Party of a notice from the other Party of the existence of the dispute, to settle such Dispute in the first instance by mutual discussions between senior executives of the Parties.

5.2 Any Dispute which cannot be resolved by amicable settlement between the Parties arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force which rules are deemed to be incorporated by reference to this clause.

5.3 The arbitration shall be conducted before an arbitral tribunal composed of three (3) arbitrators. The language of the arbitration shall be English.

5.4      The three (3) person arbitration panel shall be selected as follows:

         (i) each arbitrator shall be fluent in English and shall be experienced with legal matters concerning the telecommunications industry.

         (ii) each of (A) the Party initiating the arbitration and (B) the respondent Party or Parties to the Dispute shall nominate one
                  (1) arbitrator within thirty (30) days of the written notice of the Dispute described above. The relevant Parties shall within (30) days of the appointment of the two (2) arbitrators seek to appoint a third arbitrator. If any relevant Party does not nominate an arbitrator or if the relevant Parties cannot agree on the choice of the third arbitrator, in each case within the relevant period, then each unappointed arbitrator shall be selected by the Chairman of the SIAC (provided that the requirements in Article 5.4(i) are satisfied).

5.5 The award rendered shall be in writing and shall set out the facts of the Dispute and the reasons for the arbitration panel's decision. The award shall apportion the costs of the arbitration as the arbitration panel deems fair.

5.6 The Parties agree that the arbitration award shall be final and binding on the Parties. The Parties agree that no Party shall have any right to commence or maintain any suit or legal proceedings until the Dispute has been determined in accordance with the arbitration procedure provided herein and then only for enforcement of the award rendered in the arbitration. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

5.7 Each of the Parties hereby expressly waives any Indonesian laws and regulations, decrees or policies having the force of law that would otherwise give a right to appeal against the decision of the arbitration panel, and the Parties agree that no Party shall appeal to any court against the award or decision contained therein. The Parties agree that any dispute in connection with or arising out of this Agreement or the breach, termination of validity thereof under is of a commercial nature.

5.8 Each of the Parties waives the applicability of Article 48(1) of the Indonesian Law on Arbitration and Alternative Dispute Resolution (the "Arbitration Law") and agrees that no arbitration need be completed within a specific time. For purposes of Article 5 paragraph 1 of the Arbitration Law, the Parties agree that the relationship among the Parties is commercial in nature and any Dispute related to this Agreement shall be deemed commercial.

5.9 No Party or person involved in any way in the creation, coordination or operation of the arbitration of any Dispute may disclose the existence, content or results of the Dispute or any arbitration conducted under this Agreement in relation to that Dispute, in each case subject to those disclosures permitted by this Article 5.

5.10 This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award, if appropriate shall determine whether and when only termination shall become effective. The provisions contained in this Article 5 shall survive the termination and/or expiration of this Agreement.

6.       NOTICES AND AUTHORIZED REPRESENTATIVES

6.1 All notifications required or permitted under this Service Level Agreement shall be sufficiently given if made in writing and delivered personally by hand or by courier or sent by prepaid registered post or by facsimile to the addresses of the Parties set out below or as such address as from time to time notified in writing:

         For TELKOM :

                  Perusahaan Perseroan (PERSERO) PT Telekomunikasi Indonesia
                  Tbk.

                  Jl. Japati NO. 1, Bandung 40133
                  Attention : President Director
                  Fax       : (022)440-313
                  Email     : Kristiono@telkom.co.id

         For PARTNER:

                  Samsung Electronics Co. Ltd.
                  18th IT Center
                  Maetan-3 dong, Paldal-gu, Suwon-si,

                 Gyeonggi-do, Korea 442-742
                 Attention : Ig Kyu Choi
                 Fax       : (82-31)_279-3899
                 Email     : ik.choi@samsung.co.kr

         A Party may change its address by giving prior written notice to the other Party. Notices and other communications may be in the Indonesian or English language. All notices shall be effective (i) in the case of delivery by personal delivery or courier, on the date of receipt as evidenced by a delivery receipt from the recipient or confirmation of delivery received by the sender from the courier, and (ii) in the case of transmission by facsimile transmission or electronic mail or other electronic transmission, on the date of such transmission as evidenced by the convention applicable to such transmission.

6.2 PARTNER shall appoint a point of contact or designated representative authorized to act on behalf of PARTNER, and whose instructions and requests shall be binding for PARTNER as to all matters pertaining to the Services brought to his attention by TELKOM. TELKOM shall appoint a point of contact or designated representative authorized to act on behalf of TELKOM as to all matters pertaining to the Services.

         The initial point of contacts arc listed below:

         PARTNER's Point of Contact:

         Project Manager
         Plaza Mashill, 23rd Floor
         Jalan Jend. Sudirman Kav. 25
         Jakarta 12920, Indonesia
         Tel    : (021)522-5522
         Fax    : (021)522-5511
         E-mail : jay.lec@Samsung.com
         Mobile : (0812) 1834-222

         TELKOM Point of Contact

         Head of Fixed Wireless Division (as Project Manager)
         Jalan Kebon Sirih, Kav. 12
         Jakarta
         Indonesia
         Tel    : (021) 385-7777
         Fax    : (021)
         E-mail : alex_js@telkom.co.id
         Mobile : (0811) 965-500

7.       TERMINATION

7.1 This Service Level Agreement shall come into effect on the Commencement Date and shall continue to in force for an initial period of three years, subject to the right reserved by TELKOM to review and seek to amend the period of this Service Level Agreement on an annual basis. Pursuant to this right, TELKOM shall convey its proposed amendments to PARTNER at least three months prior to the expiration of next anniversary of the

         Commencement Date (but no more than six months before the next anniversary). PARTNER shall consider the proposed revisions or amendments and decide whether it will accept them. If PARTNER cannot agree to the proposed revisions or amendments after negotiation in good faith to reach agreement at the latest one month before the next anniversary of the Commencement Date, this Service Level Agreement may be terminated by TELKOM at the anniversary of the Commencement Date.

7.2 TELKOM shall be entitled to terminate all or part of this Service Level Agreement upon any of the following events:

         (a)      termination of the MPPA for whatever reason;

         (b) PARTNER declares or clearly states that the Services, or any substantial part thereof, will not or cannot be completed;

         (c) PARTNER takes or has taken or instituted against it any action or proceeding, whether voluntary or compulsory, which has as an object or may result in the winding up of PARTNER (other than a voluntary winding up by members for the purpose of reconstruction or amalgamation), or is placed under official management or enters into a compromise or other arrangement with its creditors or any class of them or an administrative receiver or an administrator or receiver is appointed to carry on its business or to take control or possession of any of its assets for the benefit of its creditors or any of them; or

         (d) PARTNER violates any law relating to the prevention of corruption or bribery in PARTNER's home country or any jurisdiction in which PARTNER is carrying out any of the works.

7.3 PARTNER shall not he entitled to terminate or abandon this Service Level Agreement, except in the event that:

         (a) TELKOM takes or has taken or instituted against it any action or proceeding, whether voluntary or compulsory, which has as an object or may result in the winding up of TELKOM (other than a voluntary winding up by members for the purpose of reconstruction or amalgamation), or is placed under official management or enters into a compromise or other arrangement with its creditors or any class of them or an administrative receiver or an administrator or receiver is appointed to carry on its business or to take control or possession of any of its assets for the benefit of its creditors or any of them;

         (b) TELKOM fails to pay any amounts due, or becomes unable to pay for amounts to become due, for a period of more than six (6) months and during discussions between the Parties during such period the Parties cannot agree on a satisfactory mechanism for payment and/or security for payments owed, including establishment of an escrow account or the provision of a bank guarantee by TELKOM acceptable to PARTNER;

         (c) an event of Force Majeure continues for a period in excess 6 months; or

         (d)      pursuant to Article 5; and

         (e)      termination of the MPPA.

7.4 Termination of this Service Level Agreement shall be without prejudice to any accrued rights of the Parties up to the date of termination.

7.5 The termination of this Service Level Agreement or other specific agreement shall not affect or prejudice any provisions of those agreements which are expressly or by implication provided to continue in effect after such termination.

7.6 In the event of termination, the Parties agree to waive the provisions of Article 1266 of the Indonesian Civil Code to the effect necessary to effect termination of this Service Level Agreement in accordance with
         Article 7 without the need for a court decision.

8.       GENERAL PROVISIONS

8.1 Severance. If any provision of this Service Level Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable only to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Service Level Agreement. The invalidity, illegality or unenforceability of any provision in this Service Level Agreement under the laws of any one jurisdiction shall not in itself affect the validity, legality and enforceability of such provision under the laws of any other jurisdiction.

8.2 Remedies. No remedy conferred by any of the provisions of this Service Level Agreement is intended to be exclusive of any other remedy that is otherwise available at law or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

8.3 Release and Indulgence. No failure on the part of either Party to exercise and no delay on the part of either Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Service Level Agreement preclude any other or further exercise of it. The rights and remedies provided in this Service Level Agreement are cumulative and not exclusive of any right or remedy provided by law.

8.4 Entire Agreement. This Service Level Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Service Level Agreement, and supersedes all prior representations, arrangements, understandings and agreements between the Parties whether written or oral (including without limitation, the RfP except as provided otherwise under this Agreement.

8.5 Counterparts. This Service Level Agreement may be executed in any number of counterparts, each of which shall constitute an original and take effect without reference to any other counterpart, and together the counterparts shall be deemed as one and the same agreement.

8.6 No Partnership. Notwithstanding the reference to the terms "partner" and/or "partnership" in this Service Level Agreement, the relationship between the Parties shall not constitute a legal partnership. Neither Party has the power or the right to bind, commit or pledge the credit of the other Party.

8.7 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

CHAPTER 2 - THE SERVICES

9.       GENERAL PRINCIPLES

9.1 PARTNER agrees that the Services to be provided to TELKOM will be provided with all due care in a timely and professional manner by properly skilled personnel employed by a world class leading technology supplier with specialized telecommunications expertise, knowledge or infrastructure and who have the necessary technical expertise, financial resources and strategic business interest to provide the Services to TELKOM.

9.2 PARTNER acknowledges that a key mutual objective of the Parties is to support the development of the Indonesian telecommunications industry and economy by maximizing the amount of equipment, materials, manpower and services procured locally within Indonesia. In addition, PARTNER acknowledges that in order to provide the Services in a timely fashion, there must be sufficient qualified personnel located at key locations within Indonesia to respond quickly. Accordingly, at all times after the Commencement Date, PARTNER shall ensure that sufficient personnel of suitable qualifications are available (within Indonesia based at locations approved by TELKOM) to provide the Services.

9.3 The scope and responsibilities of TELKOM's TSC1 operations and maintenance services are as detailed in Appendix L.

9.4 Without prejudice to Article 9.2, PARTNER shall provide TELKOM with a list identifying all personnel deployed and their qualifications (PARTNER'S initial organisation chart is attached as Appendix G). PARTNER shall seek TELKOM's approval for replacement of the Project Manager (which shall not be unreasonably refused or delayed). For all other personnel, TELKOM shall inform PARTNER of any objections within ten (10) Business Days of notification by PARTNER in advance of any proposed changes to the personnel providing the Services. Any such personnel to whom TELKOM objects shall not be appointed. Replacements must be equally well-qualified and appropriate for the provision of the Services.

9.5 The Services as described in Article 9.1 are comprised of five main types:

         (a) Fault Management including the Help Desk Support Service, Fault Management Service and Emergency Support Service;

         (b) On-Line Information/Reporting including the On-line Information Service and General Reporting Service;

         (c) Hardware Change Management including the Hardware Change Management Service, Hardware Maintenance Service, Spare Parts Repair and Replacement Service;

         (d) Software Update including the Software Update Service and Software Upgrade Support Service; and

         (e) Operations and Maintenance Assistance including Operations and Maintenance Assistance Service and Knowledge Transfer Service.

9.6 The Services to be provided by PARTNER shall apply to all Deliverables, and shall cover all faults or defects to the Deliverables regardless of how caused or by whom, in accordance with the terms of this Agreement.

10.      FAULT MANAGEMENT

10.1     The Help-Desk Support Service

         (a) PARTNER shall operate the Help-Desk in accordance with this Agreement. Contact details of the Help-Desk are set out in Appendix A. The Help-Desk may be accessed by telephone, email or fax.

         (b) The Help-Desk will consist of one main Help-Desk located in either Jakarta or Bandung (the "Main Help Desk") and DIVRE Field Support Office Help-Desks located in each DIVRE (the "DIVRE Help Desks").

         (c) The Main Help-Desk will be operational and manned 24 hours a day, 365/366 days a year. The Main Help-Desk will provide the Emergency Support Service.

         (d) The DIVRE Help-Desks shall be operational between 8:00 am and 5:00 pm Mondays to Fridays (Indonesian local time).

         (e) PARTNER shall ensure that each time a call is made or an email or fax is sent to the Help-Desk, the call, email or fax will be attended to by a human operator within 3 minutes of its receipt by the Help-Desk. During this 3 minutes waiting period, any outages known to PARTNER should also be conveyed to TELKOM where necessary.

         (f) Within 10 minutes of receiving the call, the email or fax, the Help-Desk will issue a Trouble Ticket and assign the problem to a specific TSC-2 technician to be attended to. The Help Desk will inform TELKOM of the name and contact information of the technician assigned to the trouble ticket.

         (g) Depending on the severity of the problem, the problem may be escalated to TSC-3 for them to attend to,

         (h) All emergency problems will be dealt with under the Emergency Support Service described below.

         (i)      Each Trouble Ticket issued will be classified as either:

                  (i)      "Critical";

                  (ii)     "Major"; or

                  (iii)    "Minor".

         (j) The definitions of "Critical", "Major" and "Minor" are set out in Appendix B. Whether a fault is considered "Critical", "Major" or "Minor" will be determined by TELKOM initially but may be adjusted (to be more or less critical) after consultation with PARTNER.

         (k) Once the problem has been resolved to the satisfaction of TELKOM, the PARTNER Help Desk will close the corresponding Trouble Ticket.

         (l) PARTNER agrees to record all Help-Desk calls and to document all relevant actions undertaken by it as a result of the call, in such formats as may be reasonably required by TELKOM, which include without limitation separate reports covering help desk activity and fault status.

10.2     The Fault Management Service

         (a) PARTNER shall provide a fault-management service to TELKOM to correct and

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


                  rectify faults with the Network in a timely manner (the "Fault Management Service").

         (b) A "fault" under this Article shall include all defects, interruptions or disturbances to the Network and the failure of the Network to meet the Technical Specifications.

         (c) Each time a fault is reported by TELKOM to PARTNER under this service, PARTNER will ensure that it:

                  (i)      responds to TELKOM within the prescribed Callback
                           Time;

                  (ii) provides to TELKOM a Temporary Fix to the fault within a prescribed timeframe; and

                  (iii) provides to TELKOM a Permanent Fix to the fault within a prescribed timeframe.

                  The prescribed timeframes for fault resolution under this service is detailed in the Fault Resolution Schedule set out in Appendix B based on the how critical the fault is. In all cases, the required fault location, information gathering, and fault resolution will be the responsibility of and will be performed by PARTNER with the reasonable cooperation of TELKOM's staff.

         (d) Whether a fault is considered "Critical", "Major" or "Minor" will be determined by TELKOM initially but may be adjusted (to be more or less critical) after consultation with PARTNER.

         (e) PARTNER shall hold meetings with TELKOM at least once a week to discuss the faults encountered at the Main Help Desk and at each DIVRE level and their resolution and shall suggest whether any actions should be carried out to prevent similar faults from arising in the future.

10.3     The Emergency Support Service

         (a) The Main Help-Desk, in conjunction with the DIVRE Help-Desks, will provide the Emergency Support Service.

         (b) The Emergency Support Service shall be available on-line, by fax and by phone 24 hours a day, 7 days a week, 365/366 days a year (as applicable).

         (c) PARTNER's technical support personnel (TSC2) shall be required to call TELKOM's representative (TSC1) back within 15 minutes of receiving TELKOM's call, email or fax at the Help Desk for an emergency problem. All emergency problems will be recorded as "Critical Faults" by the Help Desk

         (d) PARTNER's technical support personnel should reach the site of the problem within the stated transportation time in Appendix C from receiving TELKOM's call, email or fax at the Help Desk relating to an emergency problem.

         (e) PARTNER will provide a Temporary Fix within ninety (90) minutes after arriving at the site of the problem.

         (f) PARTNER will provide a Permanent Fix within 24 hours of receiving the call, e-mail or fax.

10.4 For revenue impacting breakdowns, PARTNER will pay compensation to TELKOM, based on the mechanism described in Appendix C.

11.      ON-LINE INFORMATION/REPORTING

11.1     The On-Line Information Service

         (a) PARTNER shall set up and maintain a secure extranet information service facility to enable on-line access by authorised TELKOM personnel only (the "On line Information Service") which will make available the following types of information:

                  (i)      Periodic Technical Information

                  (ii)     Operations and Maintenance Procedures

                  (iii)    Fault Handling Procedures

                  (iv)     Product Documentation

                  (v)      Trouble Ticket Resolution Database

                  (vi)     Generic Failure Reports

                  (vii)    Global Training Service Offering and course catalog.

                  as well as the other categories of information as set out in Appendix D. The information provided will be updated according to the frequency set out in Appendix D.

11.2     The General Reporting Service

         PARTNER shall provide the following types of reports to TELKOM during the period of this Agreement on the frequency set out in Appendix D:

                  (i)      Help Desk Activity Report

                  (ii)     Fault Status Report

                  (iii)    Operation and Maintenance Assistance Report

                  (iv)     Hardware Swap (Replacement) Status Report

                  (v)      Report for each Emergency Call with updated status

                  (vi)     Software Updates Report

                  (vii)    Quarterly Repair Status Report.

12.      HARDWARE CHANGE MANAGEMENT

12.1     The Hardware Change Management Service

         (a) PARTNER will maintain an inventory list of and shall continuously monitor the performance of the hardware of the Network periodically and record its findings in a Hardware Report. Any changes to the hardware shall be recorded in the Hardware Report PARTNER shall forward all Hardware Reports to TELKOM.

         (b) In the event that PARTNER wishes to introduce a new or updated hardware component as a replacement of an older component, PARTNER shall first demonstrate to TELKOM the proper working of the replacement hardware at the most suitable and available test facility.

12.2     The Spare Parts Repair and Replacement Service

         (a) PARTNER shall be responsible for supplying spare part replacement and repair services for the Network based on the timeframes set out in Appendix E. All spare parts supplied shall be in good working order and be ready for service on delivery.

         (b) PARTNER shall provide to TELKOM, without limitation, access to the spare parts database which will show the spare parts stored by PARTNER on site or near the site at its sole expense in order to minimise delay. As a general rule, PARTNER will maintain a store of spare parts at each MSC location. In addition, where the respective Project Managers have decided that it is necessary or desirable to maintain spare parts storage facilities at a particular BTS site, PARTNER will arrange for storage of critical spare parts at such sites.

         (c) PARTNER shall make available critical and non-critical spare parts 24 hours a day, 7 days a week, 365/366 (as relevant) days a year and PARTNER shall supply them on request by TELKOM within 3 hours of receiving the request. PARTNER, shall supply non-critical spare parts by noon on the next Business Day from the time the request is received by PARTNER. If necessary, PARTNER shall deliver the non-critical spare parts on the same day to TELKOM.

         (d) Without prejudice to PARTNER's obligation to provide spare parts under this Service Level Agreement, PARTNER shall ensure that TELKOM shall be able to purchase spare parts at the same unit prices set out in the relevant Purchase Order(s), from time to time as required, for a period of at least 5 years after the expiration of this Service Level Agreement.

         (e) PARTNER shall also provide TELKOM on a yearly basis (prior to each JPS) with a detailed list of all spare parts, their level of criticality to the Network, the length of time required to procure such spare parts, the likelihood of failure of the component, equipment, software or parts thereof that such spare parts may replace.

         (f) PARTNER shall provide TELKOM with quarterly reports no later than March 31, June 30, September 30 and December 31 each year on its delivery performance for spare parts and on spare parts usage.

12.3     The Hardware Maintenance Service

         (a) PARTNER will provide replacement units or parts for the hardware of the Network to maintain the operation of the equipment to meet the required operation and maintenance parameters.

         (b) PARTNER shall supply the replacement units or parts to TELKOM with a delivery note mentioning the unit type, the reference to the notified type of the faulty replacement units or parts, the serial number(s) of the delivered replacement units or parts, the total number of pieces to be delivered and the TELKOM failure report number. This information shall also be added to the Hardware Report.

         (c) Upon request by TELKOM, PARTNER shall implement all required hardware changes in the Network to meet the required operation and maintenance parameters.

13.      SOFTWARE UPDATE

13.1     The Software Update Service

         (a) PARTNER shall be responsible for the proper functioning of all software provided by PARTNER to TELKOM in connection with any Deliverables.

         (b) PARTNER shall provide software update services as well as software maintenance services (the "Software Update Service") which shall consist of at least software customisation; software updates (including bug fixes and patches) required to optimize the system performance of the Network; and achieving interoperability with external systems.

                  (i) Software customization. With the participation and agreement of TELKOM,

                           PARTNER shall customize TELKOM's existing software to meet TELKOM's internal and/or external business requirements in relation to operation and maintenance of the Network PARTNER shall:

                           -        Work with TELKOM to determine the
                                    customization requirements of the software;

                           - Prepare release notes stating the reasons for each software customization for TELKOM's approval;

                           - Prepare and customize the software upon receipt of TELKOM's approval;

                           -        Install the customized software on the
                                    Network;

                           - Provide TELKOM with an implementation report after each installation; and

                           -        Perform software version maintenance.

                  (ii) Software updates. PARTNER shall implement all software release updates, bug fixes and patches released by PARTNER. PARTNER shall:

                           - Work with TELKOM to determine the reasons for software bugs that may cause distortion in Network performance;

                           - Prepare release notes stating the reasons for each bug fix or patch for TELKOM's approval;

                           - Implement the bug fixes or patches on TELKOM's network;

                           - Present an implementation report to TELKOM after each software release update, bug fix and patch; and

                           - Track all bug fixes or patches by using a structured software change management process.

                  (iii) External interoperability. PARTNER shall provide assistance for connecting PARTNER provided equipment with other existing or future systems in the Network. In this connection, PARTNER shall:

                           - Work with TELKOM and the vendor of any external systems to determine the software customization required to achieve interoperability;

                           - Prepare release notes stating the reasons for each software customization for TELKOM's approval;

                           - Prepare and customize the software upon receipt of TELKOM's approval;

                           -        Install the customized software on the
                                    Network;

                           - Provide TELKOM with an implementation report after each installation; and

                           -        Perform software version maintenance.

         (c) All software updates shall be completely tested by PARTNER prior to installation. Any update shall take place during late night hours (2:00 to 4:00 am), if possible.

         (d) PARTNER shall ensure that any interruption to the Network is minimised and in any event for no longer than 15 minutes unless agreed by the Parties during any software update or maintenance.

         (e) PARTNER shall ensure that the previous software version can be reinstalled without any interruption to the Network in the event that the new software updates do not load properly or perform satisfactorily. In the event that the update or maintenance appears unlikely to be completed before 4:00 am, PARTNER shall re-install the previous software version and re-attempt the update or maintenance the following day.

         (f)      Any interruption to the Network beyond the period agreed in
                  Article 13(d) (including without limitation any service interruption or system downtime) caused by a software update that results in a revenue loss for TELKOM shall be treated as a Critical fault and compensation shall be payable by PARTNER to TELKOM in accordance with Appendix C.

13.2     The Software Upgrade Support Service

         (a) PARTNER will provide software upgrades when deemed necessary by TELKOM to meet its internal and external business requirements in relation to operation and maintenance of the Network, subject to Article 13.3(b).

         (b) TELKOM may require the upgrade for reasons including (but not limited to):

                  (i)      addition of new features

                  (ii)     support of new call processing functionality

                  (iii)    support of new standards

                  (iv) hardware upgrade (requiring accompanying software upgrade).

         (c) For each of the software upgrades provided to TELKOM, PARTNER shall ensure that the following requirements are fulfilled:

                  (i)      full backward compatibility

                           PARTNER shall ensure full backward compatibility with existing hardware, software, interfaces, and related matters, provided that PARTNER shall not be responsible for compatibility with system changes made solely by TELKOM.

                  (ii)     training

                           PARTNER shall provide training to qualified TELKOM personnel regarding the changes made to the software.

                  (iii)    business case assistance

                           For every major software upgrade, PARTNER shall work closely with TELKOM to prepare a business case justifying the upgrade. The business case will detail the cost implications and potential benefits which TELKOM can expect to derive from the upgrade.

         (d) The cost of software upgrade planning services (such as developing a business case for the upgrade and implementing the upgrades) are included in the Services.

         (e) In case PARTNER proposes to discontinue support of any software version, PARTNER shall provide an upgrade to the next version upgrade at least 3 months before the proposed date of withdrawal of support. TELKOM may require PARTNER to reinstall the previous version at any time before the proposed date of withdrawal of support, and if so PARTNER shall continue to provide support for the previous version.

         (f) The provisions of Article 13.1 shall apply mutatis mutandis to any software upgrade. In particular, PARTNER shall ensure that the operation of the Network is not interrupted during any software upgrade. Any interruption to the Network beyond the period agreed in Article 13.1(d) (including without limitation any service interruption or system downtime) caused by a software upgrade that results in a revenue loss for TELKOM shall be treated as a Critical fault and compensation shall be payable by PARTNER to TELKOM in accordance with Appendix C.

13.3     Software Upgrade Fees

         (a) PARTNER shall offer all new software upgrades to TELKOM once they are developed and provide TELKOM with a quote for the fee for the software upgrade (not including related services). TELKOM may at its sole discretion decide to accept or decline each upgrade.

         (b)      TELKOM's requests for software upgrades pursuant to Article
                  13.2 of this Agreement are subject to agreement of the Parties on fees and other terms and conditions before PARTNER engages in development activity.

14.      OPERATION AND MAINTENANCE ASSISTANCE

14.1     The Operations and Maintenance Assistance Service

         (a) PARTNER shall provide in writing to TELKOM a description of the tasks required to be performed to assist TELKOM's staff to operate and maintain the Network at the relevant Location/Sites, including information relating to maintenance supervision, maintenance audits, system configuration management, database management, and troubleshooting as set out in Appendix F, for TELKOM's approval. These shall include a detailed plan for preventive maintenance procedures and detailed timing and criteria for routine daily, weekly, monthly and annual maintenance checks and preventive replacement and repair of the Network or its constituent parts.

         (b) PARTNER shall provide to TELKOM operation and maintenance assistance services on Business Days during normal working hours in Indonesia at the relevant Location/Site as requested by TELKOM from time to time. PARTNER shall deploy its operation and maintenance assistance team in accordance with Appendix G and K. Notwithstanding the above, PARTNER shall remain responsible for meeting the KPIs and shall adjust the maintenance assistance team if necessary to ensure that the KPIs will be met.

         (c) TELKOM may also require PARTNER's experts to work outside normal working hours during weekends and public holidays, if exceptional circumstance make this necessary. In any such event, TELKOM shall endeavor to give at least two days' prior notice to PARTNER of its request, and agree any terms and conditions of such request with PARTNER.

         (d) PARTNER shall provide monthly reports to TELKOM on the type and amount of operation and maintenance services supplied to TELKOM.

         (e) PARTNER shall make available the required number of expert personnel based on yearly estimates. The yearly estimates and the qualifications of its expert personnel shall be prepared by PARTNER and supplied to TELKOM for its approval at least 2 months prior to each anniversary of the Commencement Date. Any changes in PARTNER's expert personnel assigned to perform the Services as recommended by PARTNER and approved by TELKOM assigned thereafter shall be approved by TELKOM in writing.

         (f) TELKOM will use it best efforts to ensure that its team of trained engineers is retained on the Project during the period of this Agreement to provide for consistency and continuity.

14.2     The Knowledge Transfer Service

         (a) In addition to the classroom training to be provided pursuant to Article 47 of the Master Procurement Partnership Agreement, PARTNER shall use its best efforts to ensure that adequate operations and maintenance knowledge is transferred through on-the-job training ("OJT") to TELKOM personnel on a Location/Site basis to provide them with the skills to operate, maintain and manage the Network by the third anniversary of the Commencement Date. For this purpose, PARTNER shall ensure that its TSC2 staff is available on-site at TELKOM's premises as much as possible on a dedicated basis.

         (b) The OJT training programme and schedule shall be prepared on an annual basis by PARTNER and approved by TELKOM during the JPS and will cover at least:

                  (i) the contents of the OJT System Operating Manual and the Education System Information;

                  (ii)     system troubleshooting for the Network;

                  (iii) higher level skills including system parts, RF parts, system debugging methods and emergency Temporary Fix methods for the Network.

         (c) The objective of PARTNER's training shall be that the TELKOM support personnel (TSC1) will be able to solve a successively higher proportion of faults by themselves. PARTNER shall conduct 2-3 day workshops to progressively transfer knowledge to TELKOM support personnel. The workshops will be conducted at least once per quarter in each DIVRE.

         (d) The Progress and success of PARTNER's training efforts will be evaluated at each DRM.

15.      ESCALATION PROCEDURE FOR SERVICE LEVEL FAILURES

15.1 PARTNER shall use its best endeavors to promptly rectify any service level failures. If the failure has not been rectified to TELKOM's satisfaction, the Parties shall escalate the resolution of the problems as follows:

         (a) in the first instance by discussions between their respective DIVRE managers;

         (b)      secondly, by discussions between their respective Project
                  Managers;

         (c) thirdly, by discussions between their respective Account/Business Managers;

         (d) finally, by discussions between the senior executives of PARTNER in Korea and the senior executives of TELKOM.

CHAPTER 3 - PAYMENT TERMS AND CONDITIONS

16.      PAYMENT AMOUNT

16.1 The Services provided by PARTNER shall be paid for by TELKOM as follows :

         (a) a Basic Fee calculated according to Appendix J, payable in four equal installments at the end of each Quarter in the first year, This amount shall be due upon delivery to TELKOM of an invoice for each installment, accompanied by the following Documentation documents, or such additional documents as may reasonably be required by TELKOM:

                  (i)      Invoice covering letter;

                  (ii) Tax invoice ("Faktur Pajak") and tax payment slip (/SSP) ("Surat Setoran Pajak")

                  (iii)    Simple receipt ("Kuitansi")

         (b) an Annual Fee calculated according to Appendix J. This amount shall be due upon delivery to TELKOM of an invoice for the agreed sum, accompanied by the following Documentation documents, or such additional documents as may reasonably be required by TELKOM:

                  (i)      Invoice covering letter;

                  (ii) Tax invoice ("Faktur Pajak") and tax payment slip (/SSP) ("Surat Setoran Pajak");

                  (iii)    Simple receipt ("Kuitansi");

                  (iv)     KPI compliance certificate issued by TELKOM;

                  (v) Calculation of Annual Fee, KPI reduction (if any) and loss of revenue compensation (if any).

16.2 In the event that this Service Level Agreement is terminated by PARTNER for reasons not permitted under Article 7.3, a pro rata percentage of the current year's Annual Fee shall be refunded to TELKOM and:

         (a) if occurring during the first year of this Service Level Agreement, PARTNER shall repay to TELKOM 66% of the Basic Fee;

         (b) if during the second year of this Service Level Agreement, PARTNER shall repay to TELKOM 33% of the Basic Fee;

         (c) if during the third year of this Service Agreement, PARTNER shall repay to TELKOM 16% of the Basic Fee;

16.3 In principle, the Services are provided on a fixed fee basis. Additional costs which are reimbursable to PARTNER are the actual costs of replacement spare parts and reasonable related labor costs, provided that such reimbursement shall only be available in the event that the part replaced is shown to be damaged due to actions solely caused by the negligence or failure of TELKOM personnel to follow applicable Network maintenance and operation manuals, including preventative maintenance procedures, and specific training lessons/instructions provided by PARTNER.

16.4 TELKOM shall be responsible for adequately insuring all equipment, software and components which have been Commissioned and for which legal title has been transferred to TELKOM. The actual cost of replacement spare parts and reasonable related labor costs which are covered by TELKOM's insurance are reimbursable to PARTNER but only to the extent that a TELKOM claim (supported by documentation from PARTNER) is accepted by the insurer and the insurer pays the claim, it being understood that TELKOM's obligation to reimburse PARTNER based on insurance claims is contingent on TELKOM first receiving from the insurer an amount in settlement of the claim which is at least equal to or more than the amount of PARTNER's claim for reimbursement.

17.      EVALUATION OF KEY PERFORMANCE INDICATORS ("KPIs") COMPLIANCE

         (a) TELKOM will evaluate PARTNER's compliance with the KPI annually. TELKOM shall be entitled to reduce proportionately the Annual Fees payable under this Service Level Agreement based on failure to achieve the required KPI compliance levels as shown in Appendix I.

         (b) The mechanism to evaluate the performance of PARTNER as measured by the KPI is set out in Appendix I.

IN WITNESS WHEREOF, the Parties have caused this Service Level Agreement to be signed by their duly authorized representative on the day and year first above written.

PERUSAHAAN PERSEROAN (PERSERO)        SAMSUNG CONSORTIUM
PT TELEKOMUNIKASI INDONESIA TBK.      SAMSUNG ELECTRONICS CO., LTD

                                      [STAMP]

By /s/ Kristiono                      By: /s/ Soon Ho Hong
  ------------------------               --------------------------------
Name : Kristiono                      Name  : Soon Ho Hong
Title  President Director             Title : Senior Vice President and
                                              General Manager,
                                              Telecommunication Systems Division

                                      PT Mitraguna INTIKOM

                                      By /s/ Budi F. Japadermawan
                                         ----------------------------
                                      Name : Budi F. Japadermawan
                                      Title : Director